EXHIBIT 99.1

News Release

November 1, 2011
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Third Quarter Earnings For 2011

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported net income of $886,000 for the third quarter of 2011 compared to $739,000 in the same period last year. Earnings per share were $0.27 for the third quarter of 2011 compared to $0.23 for the same quarter in 2010. Net income for the first nine months of 2011 was $2,494,000 or $0.76 per share, compared to $2,052,000 or $0.63 per share in the first nine months of 2010. Mr. Bosserd commented: "Our earnings continue to improve. We have seen growth in our loans and deposits in 2011, which has helped us to improve both net interest income and noninterest income."

Net interest income was $234,000 higher in the third quarter of 2011 and $781,000 higher in the first nine months of 2011 than in the same periods in 2010. Average interest-earning assets were $14.0 million higher in the first three quarters of 2011 than in the same period in 2010. The average balance of securities was $18.8 million higher during the same period as securities were purchased to provide growth in earning assets. Growth in loans in the second and third quarters of 2011 provided an increase of $0.6 million in average loans in the first nine months of 2011 compared to the same period in the prior year. ChoiceOne's net interest spread was 16 basis points higher in the first three quarters of 2011 than in the same period in 2010. The interest spread increase was caused by rate reductions in funding costs that were larger than rate reductions that were experienced in earning assets.

The provision for loan losses was $950,000 in the third quarter of 2011 and $2,800,000 in the first nine months of 2011, compared to $900,000 and $2,950,000, respectively, in the same periods in the prior year. The small increase in the provision in the third quarter of 2011 was considered necessary to provide for net charge-offs during the quarter. The decrease in the provision for loan losses in the first three quarters of 2011 was due to a lower level of nonperforming loans in 2011 than existed in the same period in 2010. Net charge-offs were $918,000 in the third quarter and $2,695,000 in the first nine months of 2011, compared to $916,000 and $2,431,000, respectively, in the same periods in the prior year. ChoiceOne's allowance for loan losses was 1.50% of total loans as of September 30, 2011, compared to 1.53% as of June 30, 2011 and 1.49% as of December 31, 2010. Total nonperforming loans were $7.7 million as of September 30, 2011, compared to $7.9 million as of June 30, 2011 and $8.4 million as of December 31, 2010. The change in nonperforming loans since the end of 2010 was caused by a decrease in nonaccrual loans.

Noninterest income was $41,000 higher in the third quarter of 2011 and $227,000 higher in the first nine months of 2011 than in the same periods in 2010. Customer service charges were $77,000 higher in the third quarter and $268,000 higher in the first three quarters of 2011 compared to the same periods in 2010 as a result of growth in debit card transactions. Gains on sales of securities were $421,000 lower in the first nine months of 2011 than the same period in 2010. Approximately $386,000 of securities gains were recognized in the first quarter of 2010 from sales of preferred stock. Gains or losses on asset sales improved $93,000 in the third quarter and $236,000 in the first three quarters of 2011 compared to the same periods in the prior year. Gains were recognized on the sale of other real estate owned and repossessed assets in 2011, in contrast to 2010 where losses were recorded.

Noninterest expense decreased $8,000 in the third quarter of 2011 and increased $504,000 in the first nine months of 2011 when compared to the same periods in 2010. Salaries and benefits expense grew $34,000 in the third quarter and $274,000 in the first three quarters of 2011 compared to the same periods in 2010 as a result of staffing additions and increased incentives or profit sharing. Professional fees were higher in 2011 compared to 2010 as a result of growth in legal and consulting expenses. FDIC insurance cost decreased in 2011 compared to 2010 due to a change in the assessment base for insurance beginning in the second quarter of 2011. The increase in noninterest expense was also due to higher costs in training, recruiting, insurance and loan expenses.

Total assets increased $7.6 million in the third quarter of 2011 and have grown $5.0 million in the twelve months ended September 30, 2011. Cash and cash equivalents declined $7.2 million in the third quarter of 2011 and $17.6 million in the last twelve months due to purchases of securities, which increased $7.1 million and $19.3 million, respectively in the same time periods. Loans have grown $8.8 million in the third quarter of 2011 and $7.8 million since September 30, 2010 due to calling efforts by ChoiceOne's officers and marketing of consumer loan products. Total deposits grew $8.0 million in the third quarter of 2011 and have increased $10.8 million in the last twelve months. Checking, money market, and savings deposits increased $7.2 million in the third quarter of 2011 while total certificates of deposit decreased $0.8 million.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	9/30/2011	12/31/2010	9/30/2010
Cash and Cash Equivalents	$10,068	$24,074	$27,697
Securities	114,247	94,979	94,919
Loans	318,360	313,821	310,610
Premises and Equipment	12,227	12,525	12,762
Cash Surrender Value of Life Insurance Policies	9,754	9,520	9,440
Goodwill and Other Intangible Assets	16,012	16,348	16,460
Other Assets	6,367	9,257	10,129
Total Assets	$487,035	$480,524	$482,017

Noninterest-bearing Deposits	$70,968	$66,932	$64,674
Interest-bearing Demand Deposits	130,162	118,874	119,200
Savings Deposits	45,840	43,572	41,610
Local Certificates of Deposit	144,546	152,602	151,176
Nonlocal Certificates of Deposit	5,877	7,904	9,904
Borrowings	27,972	30,722	34,907
Other Liabilities	4,191	5,605	5,656
Total Liabilities	429,556	426,211	427,127

Shareholders' Equity	57,479	54,313	54,890
Total Liabilities and Shareholders' Equity	$487,035	$480,524	$482,017

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Interest Income	$5,399	$5,507	$16,067	$16,439
Interest Expense	876	1,218	2,727	3,880
Net Interest Income	4,523	4,289	13,340	12,559
Provision for Loan Losses	950	900	2,800	2,950
Noninterest Income	1,506	1,465	4,530	4,303
Noninterest Expense	3,918	3,926	11,852	11,348
Income Before Income Tax	1,161	928	3,218	2,564
Income Taxes	275	189	724	512
Net Income	$886	$739	$2,494	$2,052
Basic Earnings Per Share	$0.27	$0.23	$0.76	$0.63
Diluted Earnings Per Share	$0.27	$0.23	$0.76	$0.63

Performance Ratios
Return on Average Assets (Annualized)			0.69%	0.59%
Return on Average Equity (Annualized)			5.97%	5.09%
Net Interest Margin (Tax Equivalent)			4.23%	4.07%
Efficiency Ratio			66.6%	69.3%
Net Loan Charge-offs			$2,695	$2,431
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			1.14%	1.03%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.